Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2008, included in the Proxy Statement of MediciNova, Inc. that is made part of the Registration Statement (Form S-4) and Prospectus of Medicinova, Inc. for the registration of $37,800,000 of Secured Convertible Notes and 5,558,823 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 15, 2009